Contact:
Terry Badger
Director of Communications
210.308.1221
tbadger@usfunds.com


                                                           For Immediate Release



                   U.S. Global Investors opens FY07 with
                   strong quarter Asset management company
                   reports revenue up 81%, earnings rise 126%
    ************************************************************************

SAN ANTONIO--Nov. 9, 2006--U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, reported today that earnings in the quarter ended September 30, 2006, more than doubled from the same period in 2005.

The company recorded net income of $2.48 million, or 32 cents per diluted share, on revenue of $11.91 million during the first three months of fiscal year 2007. That compares to earnings of $1.10 million, or 14 cents per diluted share, on revenue of $6.57 million during the same quarter a year earlier.

The company has scheduled a webcast for 10 a.m. Central time today to discuss the company's key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.

The growth in revenue and earnings in the first fiscal quarter of 2007 compared to the corresponding quarter in FY2006 is mostly due to increases in advisory fee revenue associated with the near doubling in assets under management. Most of those new assets were attracted to U.S. Global's natural resources and emerging market funds.

"On a year-over-year basis, we are very happy that our assets under management have grown as much as they have, even though natural resource and emerging markets were very volatile in the quarter and assets declined temporarily for the resource and emerging markets funds," said Frank Holmes, U.S. Global's CEO and chief investment officer. "We remain bullish on the long-term growth prospects for emerging markets and the need for natural resources to build, fuel and feed the world's 6.5 billion people."

U.S. Global's fund assets under management averaged more than $4.79 billion for the first fiscal quarter, compared to the average of $2.4 billion for the three months ended September 30, 2005. The average assets under management for the latest quarter include $198.7 million in offshore funds.

Selected financial data (unaudited) for the three months ended Sept. 30


                                                  2006                     2005
Revenue                                       $11,907,513                $6,574,522
Expenses                                      $8,195,200                 $4,859,052
Tax expense                                   $1,232,608                 $619,535
Net Income                                    $2,479,705                 $1,095,935
EPS (basic)                                   $0.33                      $0.15
EPS (diluted)                                 $0.32                      $0.14
Avg. common shares outstanding (basic)        7,573,776                  7,492,493
Avg. common shares outstanding (diluted)      7,637,712                  7,587,049
Avg. SEC-registered fund assets under mgmt    $4.6 billion               $2.4 billion


As of September 30, 2006, the U.S. Global Investors fund family had several funds leading their peer groups and the overall mutual-fund sector in time periods going back as far as five years, according to the rating company Lipper Inc.

For the 12 months ended September 30, 2006, U.S. Global's Gold Shares Fund (USERX) was ranked #1 by Lipper in total return among all domestic funds and the company's World Precious Minerals Fund (UNWPX) was ranked #3.

For the five years ended September 30, 2006, the World Precious Minerals Fund ranked #2 in total return among all domestic funds. U.S. Global's Eastern European Fund (EUROX) was #3, the Global Resources Fund (PSPFX) was #5 and the Gold Shares Fund was #7. No other fund family had as many funds in Lipper's top 50 for the period.


About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.us-global.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.


With an average of more than $4.79 billion in assets under management for the quarter ended September 30, 2006, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.


Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage Inc.


Performance data quoted above is historical. Past performance is no guarantee of future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any fees described in the fund's prospectus (e.g. short-term trading fees) which, if applicable, would lower your total returns. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS, option 5.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

Foreign and emerging-market investing involves special risks, such as currency fluctuation and less public disclosure, as well as economic and political risk. Gold funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The price of gold is subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 3% to 5% of your portfolio in gold or gold stocks.

Lipper ratings for Total Return reflect funds' historical total return performance relative to peers as of Sept. 30, 2006. Although Lipper makes reasonable efforts to ensure the accuracy and reliability of the data contained herein, the accuracy is not guaranteed by Lipper. Users acknowledge that they have not relied upon any warranty, condition, guarantee, or representation made by Lipper. Any use of the data for analyzing, managing, or trading financial instruments is at the user's own risk. This is not an offer to buy or sell securities.

As of Sept. 30, 2006, according to Lipper, the Gold Shares Fund ranked #1 of 53, #3 of 48, #2 of 38 and #23 of 24 among gold-oriented funds for total return for the 1-, 3-, 5- and 10-year periods. The World Precious Minerals Fund ranked #3 of 53, #1 of 48, #1 of 38, and #17 of 24 among gold-oriented funds for total return for the 1-, 3-, 5-, and 10-year periods. The Eastern European Fund ranked #201 of 209, #2 of 177 and #2 of 143 among emerging-market funds for the 1-, 3- and 5-year periods. The Global Resources Fund ranked #27 of 103, #3 of 76, #1 of 69 and #13 of 31 among natural resources funds for the 1-, 3-, 5- and 10-year periods.


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